EXHIBIT 99.1

OXiGENE Announces First Patient Enrolled in Phase 1b/2 Study of Fosbretabulin Combined With Pazopanib in Patients With Advanced Recurrent Ovarian Cancer

Study Sponsored in the UK by The Christie Hospital NHS Foundation Trust

SOUTH SAN FRANCISCO, Calif., Oct. 7, 2014 (GLOBE NEWSWIRE) -- OXiGENE, Inc. (Nasdaq:OXGN), a biopharmaceutical company developing novel cancer therapeutics, today announced that the first patient has been enrolled in a Phase 1b/2 clinical study that will evaluate fosbretabulin in combination with Votrient™ (pazopanib) in patients with recurrent ovarian cancer.

The randomized, controlled clinical study consists of a Phase 1b dose escalation portion with the combination of fosbretabulin and pazopanib and a Phase 2 portion comparing fosbretabulin and pazopanib versus pazopanib alone. The study is estimated to enroll up to 128 patients at sites in the United Kingdom. The primary endpoint is progression-free survival, and secondary endpoints include safety, overall survival, objective response rate and relevant biomarkers.

"This study is an important first step to evaluate the potential combination of a vascular disrupting agent (VDA) with an oral anti-angiogenic agent," said Professor Gordon Rustin, Director of Medical Oncology, Mount Vernon Cancer Centre and a chief investigator for the study. "Recent clinical data suggest that combining fosbretabulin with the anti-angiogenic agent bevacizumab may provide a complementary effect in ovarian cancer patients, and we are hopeful to see a positive result in this new study that would further advance non-chemotherapeutic treatment approaches for patients with relapsed ovarian cancer."

The study is sponsored by The Christie Hospital NHS Foundation Trust and coordinated by the Manchester Academic Health Science Centre, Trials Coordination Unit (MAHSC-CTU) with additional support from The University of Manchester, the Royal Marsden NHS Foundation Trust and Mount Vernon Cancer Centre (part of the East and North Hertfordshire NHS Trust). Fosbretabulin and pazopanib are being provided by OXiGENE and GlaxoSmithKline, respectively.

"The data from this trial will further the body of knowledge about fosbretabulin as part of a non-chemotherapeutic regimen in treating ovarian cancer," said Dai Chaplin, Ph.D., CEO at OXiGENE. "We are delighted to support this important study, along with others, as it provides OXiGENE an important development opportunity in Europe and delivers on our strategy to leverage collaborations that advance the clinical knowledge about fosbretabulin."

About Fosbretabulin

Fosbretabulin is a vascular disrupting agent (VDA), which blocks blood flow to established tumor blood vessels. Fosbretabulin is currently being evaluated as a potential treatment for solid tumors.  Fosbretabulin exerts its antitumor effects through the validated therapeutic mechanism of tumor blood supply deprivation.  By selectively affecting and disabling tumor vasculature, fosbretabulin reduces the blood supply necessary for tumor growth and survival.  The resulting oxygen starvation and build-up of tumor metabolic by-products causes the cancer cells within the central core of the tumor to die.

About OXiGENE

OXiGENE is a clinical-stage biopharmaceutical company developing novel therapeutics to treat cancer. The Company is focused on developing vascular disrupting agents (VDAs), which are compounds that selectively disrupt abnormal blood vessels associated with solid tumor survival and progression. The Company's lead clinical product candidate, fosbretabulin, is in development as a potential treatment for solid tumors. OXi4503, its second product candidate, is in development for acute myeloid leukemia (AML). OXiGENE is dedicated to leveraging its intellectual property and therapeutic development expertise to bring life-extending and life-enhancing medicines to patients.

Safe Harbor Statement

This news release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Any or all of the forward-looking statements in this press release, which include the timing of advancement, outcomes, and regulatory guidance relative to our clinical programs, achievement of our business and financing objectives may turn out to be wrong. Forward-looking statements can be affected by inaccurate assumptions OXiGENE might make or by known or unknown risks and uncertainties, including, but not limited to, the inherent risks of drug development and regulatory review, and the availability of additional financing to continue development of our programs.

Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in OXiGENE's reports to the Securities and Exchange Commission, including OXiGENE's reports on Form 10-K, 10-Q and 8-K. However, OXiGENE undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise. Please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

CONTACT: Investor and Media Contact:
         ir@oxigene.com
         650-635-7000